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                                                                  Execution Copy


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of August 22, 2003 by and between MedQuist Inc., a New Jersey corporation (the "Company"), and R. Timothy Stack ("Employee").

                                   BACKGROUND

         The Company desires to hire Employee, and Employee desires to accept such employment on the terms and conditions herein set forth.

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

         1. Employment. The Company hereby employs Employee as its President and Chief Executive Officer upon the terms and conditions set forth in this Agreement. In addition, so long as Employee serves as Chief Executive Officer, the Board of Directors shall recommend Employee to the shareholders for election to the Board of Directors at each annual or other meeting of the shareholders at which directors are elected. Subject to Section 8 hereof, the Agreement shall be for a five (5) year term commencing on the first day of Employee's employment and shall automatically renew for successive one (1) year periods.

         2. Office and Duties. Employee shall render such services as are appropriate for a person holding Employee's position and, subject to Section 8.e.ii hereof, such additional or alternative duties as may from time to time be assigned to Employee by the Board of Directors of the Company ("Duties").

         3. Full Time Employment. Employee shall use Employee's best efforts to carry out his Duties and other obligations hereunder and devote Employee's entire working time to the business and affairs of the Company, and shall not, in any advisory or other capacity, work for any other individual, firm or corporation without the prior written consent of the Company.
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         4. No Conflicting Agreements. Employee represents and warrants to the
Company that he is not subject or a party to any agreement, non-competition covenant, non-disclosure agreement or other agreement, covenant, understanding or restriction which would prohibit Employee from executing this Agreement or performing fully the Duties and other obligations hereunder, or which would in any manner, directly or indirectly, limit or affect the Duties or other obligations hereunder. The Company acknowledges that Employee has disclosed to it that he is a member of the board of directors (or functional equivalent) of certain companies and other entities. Employee acknowledges that the Company's board of directors shall from time to time review if any such memberships (or future memberships) conflict with any of his Duties or obligations under this Agreement and Employee will resign from any such position upon request of the board of directors.

         5. Base Salary; Bonus; Options; Restricted Stock.

                  a. Base Salary. Employee shall be entitled to a total base salary of $500,000 per year, payable at such times as is consistent with the Company's pay periods for other executives of the Company. The Compensation Committee of the Board of Directors may, from time to time, increase but not decrease Employee's Base Salary (as so adjusted, "Base Salary").

                  b. Signing Bonus. On the first pay period following the commencement of his employment, Company shall pay to Employee a $135,000 signing bonus, which Employee shall repay to the Company if Employee resigns (other than for "good reason" as defined herein) within one (1) year after the date his employment commences.

                  c. 2003 Cash Bonus. For calendar year 2003, Employee's bonus shall be $187,500 so long as Employee shall not have announced his resignation (other than for
"good reason" as defined herein) on or prior to the date payment is due.

                  d. Annual Cash Bonus. After calendar year 2003, Employee shall be eligible for participation in the Company's annual targeted cash bonus plan for executive officers in an amount equal to up to 75% of Base Salary. Under the current targeted cash bonus plan for executive officers, (i) 75% of the bonus



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target will be earned upon achievement of financial objectives such as the
Company's earnings per share ("EPS") as proposed by management and approved by the Company's compensation committee (the "Compensation Committee"); and (ii) 25% of the bonus target will be earned upon achievement of specific strategic and tactical initiatives identified by management and approved by the Compensation Committee. In addition, Employee may earn up to an additional 50% of the targeted bonus based upon the sole discretion of the Compensation Committee; provided, however, that Employee's total annual cash bonus (targeted plus discretionary) may not exceed 100% of Base Salary.

                  e. Annual Option Bonus. Employee shall be eligible for an annual stock option grant of the Company's common stock with a target valued at 50% of Base Salary and with an exercise price equal to the closing price of the Company's common stock as of the date of grant. The option grant target value shall be determined based upon accepted option pricing methodology such as Black Scholes. Under the current plan, (i) 75% of the option target will be earned upon achievement of financial objectives such as the Company's EPS as proposed by management and approved by the Compensation Committee and (ii) 25% of the option target will be earned upon achievement of specific strategic and tactical initiatives identified by management and approved by the Compensation Committee. This program may be changed to a restricted share program of the Company's common stock at the option of the Compensation Committee. The value, at date of grant, of restricted shares awarded will be equal to the value of an option award. Options shall be awarded subject to the Company's 2002 Stock Option Plan and options (or restricted shares) shall vest ratably over a five (5) year term.

                  f. Restricted Shares. The Company shall issue to Employee 35,000 restricted shares of the Company's common stock (the "Restricted Shares"). Employee's right to sell or otherwise transfer the Restricted Shares shall, subject to applicable securities laws, rules and regulations, vest in increments of 20% on the anniversary of Employee's first day of employment and 20% on each such anniversary date thereafter. Employee may not sell, transfer, pledge or otherwise encumber or vote any Restricted Shares until they have vested. Employee shall forfeit and return to the Company any Restricted Shares




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that have not vested as of the date Employee ceases to be an employee of the
Company; provided, however, if Employee accepts the severance provided for herein over an 18 month term and does not otherwise breach the terms of this Agreement, the Restricted Shares shall continue to vest until the end of such 18 month period.

         Upon the vesting of the Restricted Shares, the Company shall deliver to the Employee a certificate for the common stock of the Company; provided that no such certificates will be delivered to Employee until appropriate arrangements have been made with the Company for the withholding of any required federal, state or local taxes of any kind with respect thereto (which arrangements may include the settlement of the minimum required withholding obligation with common stock of the Company, including the common stock of the Company that is subject to this award, which common stock shall have a per share value equal to the closing price of the Company's common stock as of the date of such vesting). The Company shall, to the extent not otherwise satisfied and to the extent permitted by law, have the right to deduct the amount of any such withholding obligation from any payment of any kind otherwise due to the Employee.

         The Company may condition delivery of certificates for the Company's common stock upon receipt from Employee of any undertakings which it may reasonably determine are required to ensure that the certificates are being issued in compliance with federal and state securities laws. If Employee determines that it is necessary or desirable, in his sole discretion, to adopt a plan that is in compliance with Rule 10b5-1 of the Securities Act of 1933, as amended, with respect to any shares of the Company's common stock received by Employee in connection with this award, the Company, subject to applicable law, shall permit and facilitate such adoption.

                  g. Equitable Treatment. Employee understands that from time to time the Compensation Committee may modify or replace the Company's incentive bonus plans (cash, options, restricted shares and others) from time to time as it may deem to be advisable in its discretion. The Employee shall participate in and be subject to the terms of such incentive bonus plans in a manner that is at




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least as favorable as are offered from time to time and administered with respect to the most senior executive officers of the Company.

         6. Other Benefits. So long as you are employed by the Company pursuant to the terms of this Agreement, Employee will be eligible to receive the following benefits (collectively, "Benefits"):

                  a. Savings and Retirement Plans. Participation in all savings, pension and retirement plans and programs of the Company generally available to other executives of the Company as in effect from time to time;

                  b. Welfare Plans. Participation in any welfare benefit plans and programs of the Company as in effect from time to time;

                  c. Life Insurance. Life insurance maintained by the Company on the life of Employee (naming the beneficiary of Employee's choice) in an amount consistent with policy of the Company as in effect from time to time;

                  d. Vacation. Paid vacation (taken consecutively or in segments) in accordance with the Company's policies (not less than 4 weeks) generally applicable to other executives of the Company from time to time, taken at such times as is reasonably consistent with proper performance by Employee of Employee's Duties;

                  e. Car Allowance. A car allowance of $1,000 per month, which shall be Employee's only reimbursement for any expenses relating to business use of an automobile; and

                  f. Legal Fees. Employee's reasonable legal fees and expenses incurred in connection with negotiating this Agreement; and

                  g. Relocation Benefits. Relocation benefits related to relocating Employee's home and family to the Marlton, New Jersey area consistent with the terms of the "Philips Relocation Policy," dated January 2002 (as supplemented April 2002) and previously provided to Employee.



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         7. Reimbursement for Expenses. The Company shall reimburse Employee in full for all reasonable and necessary business and travel expenses incurred by him in connection with the performance of his Duties (collectively, "Expenses"). Notwithstanding any provision herein to the contrary, the Company shall reimburse Employee only (a) upon presentation by Employee of written vouchers or expense statements satisfactorily evidencing such expenses as may be reasonably required by the Company and (b) if such expenses are in accordance with the Company's policies generally applicable to executives of the Company.

         8. Resignation; Termination; and Severance Benefits.

                  a. Resignation. Subject to Section 8.e. below, Employee may resign his employment at any time by providing thirty (30) days' prior written notice of resignation to the Company. The Company may waive the notice requirement and immediately terminate Employee's employment upon receipt of notice.

                  b. Death or Disability. Subject to Section 8.e. below, this Agreement shall terminate immediately upon Employee's death. Subject to Section 8.e. below, the Company may terminate Employee's employment hereunder in the event of physical or mental incapacity or disability which renders Employee unable to perform the Duties for a period of one hundred twenty (120) days or more during any period of twelve (12) consecutive months ("Disability").

                  c. Termination Without Cause; Resignation for Good Reason. Subject to Section 8.e. below, the Company may terminate Employee's employment at any time without cause immediately upon giving notice to Employee. In addition, if Employee resigns for "good reason" as defined below, the termination shall be treated hereunder as if it were without cause.

                  d. Termination for Cause. Subject to Section 8.e. below, the Company may terminate Employee's employment hereunder at any time for cause after providing Employee notice and opportunity to cure pursuant to Section 11.a. hereof. Termination for "cause" shall mean discharge of the Employee by the Company on any of the following grounds: (i) willful and continued failure




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to substantially perform his Duties after a written demand for substantial performance is delivered to the Employee identifying the manner in which the Company believes that the Employee has not substantially performed his Duties, or (ii) willful misconduct which is materially economically injurious to the Company or to any entity in control of, controlled by or under common control with Company (an "Affiliate"), including, but not limited to, any breach of confidentiality provisions or restrictive covenant provisions to which the Employee is bound, or (iii) Employee's conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude, or (iv) drug or alcohol abuse by the Employee or (v) conduct by Employee that fails to comply in all material respects with the Company's codes of ethics or other similar policies as in place from time to time.

                  e. Company's Obligations Upon Termination.

                        i. Termination for Cause; Resignation; Death or Disability. If the Company terminates Employee's employment hereunder for cause, or if Employee resigns (other than for "good reason" as defined below), or if Employee dies or suffers a Disability, the Company shall have no further obligations to Employee hereunder other than for the payment of (a) accrued but unpaid salary prorated through the date of termination or effective date of resignation ("Accrued Salary"), (b) any Benefits vested as of such date ("Vested Benefits") and (c) unreimbursed Expenses incurred prior to such date.

                        ii. Termination Without Cause; or Resignation for Good Reason. If (a) the Company terminates Employee's employment hereunder without cause or (b) if the Employee voluntarily terminates his employment for good reason, the Company shall have no further obligation to Employee hereunder other than for the payment or provision, as applicable, of (1) Accrued Salary, (2) eighteen (18) months (as defined below) severance payable in equal installments on the Company's regular paydates; (3) any Vested Benefits and continued provision of Benefits described in Sections 6.a., 6.b. and 6.c. for such eighteen (18) month period and (4) unreimbursed Expenses incurred prior to the




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date of termination. In addition, any restricted shares or options granted pursuant to Sections 5.e. and 5.f. hereof shall continue to vest during such eighteen (18) month period. Notwithstanding the foregoing, Employee may elect to take the severance pay described in clause (2) above in a lump sum, in which case the Benefits described in clause (3) above (other than Vested Benefits) shall terminate and vesting of any restricted shares or options shall cease as of the date of his termination of employment.

                              For purposes of this Agreement:

                              (aa) a "month" of severance shall be equal to (1)
the sum of all cash compensation awarded to the Employee in the fiscal year immediately prior to termination, or if compensation was higher or would be higher on an annualized basis, in the fiscal year in which such termination takes place; divided by (2) 12;

                              (bb) Resignation for "good reason" shall mean: (1)
required relocation of Employee's principal place of business by more than 50 miles, or (2) failure of the Company to pay any compensation authorized by this Agreement, provided the Employee has given the Company notice of such breach and the Company has failed to cure such breach within thirty days after receipt of such notice, or (3) a material change in the title or a substantial diminution of Employee's Duties so long as Employee objects to same within thirty (30) days' after any such change or (4) a "change in control" of the Company in which Employee is terminated without cause or resigns for good reason (as defined in subsection 1-3 above) within twelve months after such change-in-control or (5) a transaction in which, without Employee's prior consent, Koninklijke Philips Electronics, N.V. and its affiliates acquire all of the issued and outstanding voting stock of the Company.

                              (cc) "change in control" shall mean (1) any
liquidation of the Company, (2) the sale of all or substantially all of the assets of the Company, (3) the acquisition by any person or group of beneficial ownership of securities representing more than 50% of the combined voting power




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in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group), (4) approval of a merger, consolidation or other business combination by the Company's shareholders in which a majority of the Board of the surviving corporation (or its ultimate parent) are not members of the board of directors prior to such merger, or (5) commencement of a tender offer to purchase securities representing more than 50% of the combined voting power in the election of directors of the Company (after giving effect to the exercise of any options, warrants or other convertible securities held by such person or group).

                  f. Employee's Obligations In the Event Severance is Due. In order to be eligible for severance pursuant to the foregoing, the Employee must execute an employment release in favor of the Company in form and substance reasonably satisfactory to the parties and may not be claiming entitlement to severance or similar compensation from the Company under any other agreement, plan or program.

         9. Restrictive Covenants and Confidentiality; Injunctive elief.

                  a. As a condition to the performance by the Company of its obligations hereunder so long as Employee remains an employee of the Company, and for a period of eighteen (18) months thereafter, Employee shall not, without the prior written approval of the Board of Directors of the Company, directly or indirectly through any other person, firm or corporation, whether individually or in conjunction with any other person, or as an employee, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association:

                        (i) solicit, entice or induce any person, firm or corporation who or which presently is, within eighteen (18) months prior hereto was, or at any time during the term of his Employment (the "Term") shall be, a client or customer of the Company or any of its subsidiaries to either cease doing business with the Company or to do business with a competitor of the Company and Employee shall not approach any such person, firm or corporation for such purpose or authorize or knowingly approve the taking of such actions by any other person; or


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                        (ii) solicit, entice, induce or hire any person who
presently is, within eighteen (18) months prior hereto was, or at any time during the term hereof shall be an employee of the Company or any of its subsidiaries to become employed by any other person, firm or corporation, and Employee shall not approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person; or

                        (iii) compete with, or encourage or assist others to compete with, or solicit orders or otherwise participate in business transactions in the electronic transcription services and other health information management solutions services businesses in which the Company is engaged anywhere within the United States or in any area outside of the United States in which Employee provides services to the Company (each, a "Competing Business"); or

                        (iv) lend any credit or money for the purposes of establishing or operating or assisting any Person to establish or operate a Competing Business, or otherwise give aid or advice to any other person or entity engaging in any Competing Business; or

                        (v) knowingly lend or allow his professional skill, knowledge or experience to be so used by any person or entity which is engaged in a Competing Business.

         Employee acknowledges that his responsibilities for the Company will extend to the entire United States and not just be limited to a local geographic territory.

         Nothing in the foregoing shall prohibit Employee from engaging in any business that is not a Competing Business after termination of Employee's employment with the Company, or investing in the securities of any corporation (including a Competing Business) having securities listed on a national security exchange, provided that such investment does not exceed 5% of any class of securities of any corporation engaged in business in competition with the Company, and provided that such ownership represents a passive investment and that neither Employee nor any group of persons including Employee, in any way, either directly or indirectly, manages or exercises control of any such




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corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising Employee's rights as a shareholder, or seeks to do any of the foregoing.

                  b. Employee acknowledges that during the Term, Employee will have access to confidential and proprietary information of the Company and its affiliates not available to the public or in the public domain, including, without limitation, proprietary software, trade secrets, Developments (as defined below) plans for future developments, information about costs, customers, potential customers, profits, markets, sales, products, key personnel, pricing policies, operational methods, technical processes and other business affairs and methods (collectively, "Confidential Information"). As to trade secrets, Employee covenants and agrees that Employee will not use or disclose such trade secrets other than in the Company's business so long as the Company's trade secrets remain trade secrets, but in no event for less than two
(2) years following termination of employment. With respect to all other Confidential Information, Employee covenants to keep secret all such Confidential Information and to not, directly or indirectly, either during the Term or at any time within two (2) years thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Information. Employee acknowledges that all copies of documents which contain Confidential Information are and shall remain the property of the Company. Upon termination of Employee's employment, Employee will promptly deliver to the Company all tangible materials containing Confidential Information (including all copies thereof, whether prepared by Employee or others) which Employee may possess or have under Employee's control.

                  c. Employee represents (i) that Employee's experience and capabilities are such that the restrictions contained herein will not prevent Employee from obtaining employment or otherwise earning a living at the same general economic benefit as reasonably required by Employee and (ii) that Employee has, prior to the execution of this Agreement, reviewed this Agreement thoroughly with Employee's legal counsel.



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                  d. Employee acknowledges that the services to be rendered by
Employee are special, unique and extraordinary, that the restrictions contained in this Section 8 are reasonable and necessary to protect the legitimate business interests of the Company and that the Company and Parent would not have entered into this Employment Agreement in the absence of such restrictions. By reason of the foregoing, Employee consents and agrees that if Employee violates any of the provisions of this Section 9, the Company would sustain irreparable harm and, therefore, irrevocably and unconditionally agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, all of which remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief. In the event that any of the provisions of this Section 8 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

                  e. Employee agrees that the Company may provide a copy of this Agreement to any business or enterprise (i) which the Employee may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, or control of, or (ii) with which Employee may be connected with as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which Employee may use or permit Employee's name to be used. Employee will provide the names and addresses of any of such persons or entities as the Company may from time to time reasonably request.

                  f. In the event of any breach or violation of the restriction contained above, the period therein specified shall abate during the time of any violation thereof and that portion remaining at the time of commencement of any violation shall not begin to run until such violation has been fully and finally cured.

                  g. Employee acknowledges that the Company shall be the sole owner of all the results and proceeds of Employee's services hereunder,




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including but not limited to, all inventions, developments, enhancements, discoveries and other improvements relating to equipment, methods or processes connected with or useful to the Company's and its subsidiaries' businesses, (collectively, the "Developments"), which Developments Employee, by himself or in conjunction with any other person or entity, may conceive, make, acquire, acquire knowledge of, develop or create in connection with and during the term of or prior, to Employee's employment hereunder, free and clear of any claims by Employee (or any successor or assignee of Employee) of any kind or character whatsoever other than Employee's right to compensation hereunder. Employee hereby assigns and transfers his right, title and interest in and to all such Developments, and agrees that he shall, at the request of the Company, execute such assignments, certificates or other instruments, and do any and all other acts, as the Company from time to time reasonably deems necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company's right, title and interest in or to any such Developments. Employee acknowledges that any Development which may be copyrightable shall be deemed to be "work for hire."

         10. Survival. Any provisions that by their terms are intended to survive the termination of this Agreement shall so survive, including, without limitation, Section 9.

         11. Miscellaneous.

                  a. Any notice authorized or required to be given or made by or pursuant to this Agreement shall be made in writing and either personally delivered or mailed by overnight express mail to the respective address of the party to receive such notice, which address is the one designated below the signature of such party hereto, or to such other address as a party may specify by notice to the other parties hereto. In the event that the Company desires to terminate Employee for cause pursuant to Section 7.b. of this Agreement, the Company shall provide Employee with prompt written notice of such termination and, if requested by Employee, afford Employee a reasonable opportunity to cure such default within sixty (60) days after receipt of such notice.


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                  b. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Employee hereunder are of a personal nature and shall not be assignable or delegatable in whole or in part by Employee.

                  c. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

                  d. No remedy conferred upon any party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

                  e. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in marking proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                  f. In the event of a lawsuit by either party to enforce any provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorney's fees from the other party.

                  g. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of New




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Jersey, without reference to principles of conflicts of laws. The parties fully agree that the exclusive venue of any action arising out of this Agreement and the employee's employment or termination thereof shall be in the Superior Court of Camden or Burlington County, New Jersey, any other court in New Jersey having jurisdiction over an action arising out of this Agreement, or the United States District Court for the District of New Jersey. Each party consents to service of process with respect to any such matter by certified mail.

                  h. In this Agreement, words of gender may be read as masculine, feminine, or neuter, as required by context. Words of number may be read as singular or plural, as required by context.

                  i. Certain Additional Payments. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) to or for the benefit of Employee (whether pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11.i. (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Employee an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Employee's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, the Employee shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation




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for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in the Employee's adjusted gross income. Notwithstanding the foregoing, this Section 11.i. shall not apply to any stock option grant if the result of the application of such Section 11.i. would be to alter the basis on which compensation expense is measured for purposes of APB Opinion Number 25.

                  Subject to the provisions of Section 11.i., all determinations required to be made under this Section 11.i., including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days of the receipt of notice from the Company or the Employee that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Employee may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment under this Section 11.i. with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Employee's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon the Company and Employee. As a result of the uncertainty in the application of
Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-Up Payments are made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that the Employee thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of Employee. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse the Employee for his Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Employee (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Employee shall cooperate, to the extent his expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

         IN WITNESS WHEREOF, Employee has hereunto set Employee's hand and the Company has caused this instrument to be duly executed as of the day and year first above written.

                                            EMPLOYEE


                                            /s/ R. Timothy Stack
                                            ----------------------------------
                                            R. Timothy Stack

                                            MEDQUIST INC.


                                            By: /s/ John M. Suender
                                            ----------------------------------
                                            John M. Suender, Executive Vice
                                            President and CLO
                                            Five Greentree Centre
                                            Suite 311
                                            Marlton, New Jersey 08053




















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